QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.1

OFFICERS' CERTIFICATE

        The undersigned, Bruce L. Ross and Marty Albertson, do hereby certify that they are the duly appointed Executive Vice President and Chief Financial Officer, and President and Co-Chief Executive Officer, respectively, of GUITAR CENTER, INC., a Delaware corporation ("Guitar Center" or the "Company"). Each of the undersigned also hereby certifies, pursuant to the Indenture, dated as of June 10, 2003, between the Company and BNY Western Trust Company, as Trustee (the "Indenture"), that:

        A.    Pursuant to resolutions duly adopted by the Board of Directors on June 5, 2003 and the Pricing Committee of the Company on June 10, 2003, a series of Securities (as defined in the Indenture) to be issued under the Indenture has been established (the "Notes"), with the following terms (defined terms used herein and not otherwise defined herein have the meanings set forth in the Indenture):

          (1)   The Notes shall constitute a series of Securities having the title "4.00% Senior Convertible Notes due 2013."

          (2)   The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.06, 2.07, 2.09, 3.06 or 9.04 of the Indenture or paragraphs 8(F) or 24(C) below) shall be $100,000,000.

          (3)   The entire outstanding principal of the Notes shall be payable on July 15, 2013 (the "Maturity Date").

          (4)   The date from which interest shall accrue shall be June 13, 2003; the "Interest Payment Dates" on which such interest will be payable semiannually in arrears shall be January 15 and July 15 of each year, beginning January 15, 2004; the interest payable on the Notes on any Interest Payment Date (including Contingent Interest, if any) shall be paid to the holders of record on the preceding January 1 (in the case of interest payable on any January 15) and July 1 (in the case of interest payable on any July 15) (each a "Regular Record Date"); provided, however, that if the Company elects to redeem the Notes pursuant to paragraph 7 below, on a date that is after a Regular Record Date, but on or prior to the corresponding Interest Payment Date, the Company will pay interest to a person other than the holder of record on the Regular Record Date. In this case, the Company will pay accrued interest on the Notes being redeemed to, but not including, the redemption date to the same person to whom the Company pays the principal of those Notes. The basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months.

          (5)   Payments in respect of the Notes represented by Global Securities (including principal, premium, if any, and interest (including Contingent Interest (as defined below), if any)) shall be made in immediately available funds to the account of the Depositary (or its nominee). Payments of interest (including Contingent Interest, if any) on Certificated Notes (as defined below) will be paid by check mailed by first-class mail, postage pre-paid, to the Holders of record on the applicable Regular Record Date at such address as listed with the Registrar; at the Maturity Date, interest on the Certificated Notes shall be payable at the Corporate Trust Office.

          (6)   (A) The Company shall pay contingent interest ("Contingent Interest") to the Holder of Notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning on January 15, 2006 if the average Trading Price (as defined below in paragraph 24) of a Note for the five consecutive Trading Day period immediately preceding the first day of the applicable six-month period equals 120% or more of the principal amount of the Note. The amount of Contingent Interest payable per Note in respect of any six-month period shall be equal to the greater of (i) 0.43% per annum of the principal amount of the Notes and (ii) 0.25% per annum of the average Trading Price of the Notes for the five Trading Day period immediate preceding such six-month period. Payment of Contingent Interest shall be made in the same manner as described under paragraphs 4 and 5 above. Upon the determination that Holders of Notes will be entitled to receive Contingent Interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, the Company shall provide notice to the Trustee setting forth the amount of Contingent Interest per $1,000 principal amount of Notes and the Company shall disseminate a press release through a public medium that is customary for such press releases.

          (B)    Original Issue Discount.    The Company and the Trustee on behalf of the Holders agrees, and each Holder (and any beneficial holder of a Note by its purchase of a Note) agrees (i) that for United States federal income tax purposes the Notes will be treated as indebtedness subject to the Treasury regulations governing contingent payment debt instruments, (ii) that the Holders will report original issue discount and interest on the Notes in accordance with the Company's determination of both the "comparable yield" and the "projected payment schedule," (iii) to be bound by the Company's application of the Treasury regulations that govern contingent payment debt instruments, (iv) to treat the delivery of Common Stock or cash (including cash delivered in lieu of a fractional share) to a Holder of a Note upon conversion of such Note as a contingent payment (in an amount equal to the sum of the fair market value of such Common Stock and any cash received) under the Treasury regulations governing contingent payment debt instruments, (v) for United States federal income tax purposes, the Company shall accrue interest with respect to outstanding Notes as original issue discount according to the "noncontingent bond method," as set forth in Treasury regulations governing contingent debt payment instruments, and (vi) the comparable yield and the projected payment schedule are not determined for any purpose other than the purpose of applying the Treasury regulations governing contingent payment debt regulations and do not constitute a projection or representation regarding the actual amounts payable on the Notes. For this purpose, the "comparable yield" for the Notes is 8.50% compounded semi-annually and the "projected payment schedule" is determined on the basis of an assumption of linear growth of stock price and may be obtained by contacting the Trustee at the address set forth in Section 10.02 of the Indenture. The Company shall file with the Trustee no later than the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on outstanding Notes as of the end of such year for United States federal income tax purposes and (ii) such other specific information relating to such original issue discount as may then be relevant under the United States Internal Revenue Code of 1986, as amended from time to time. The Company, upon the request of the Trustee, shall provide to the Trustee the projected payment schedule.

          (7)    Optional Redemption.    The Notes shall be redeemable, in whole or in part, at any time on or after July 15, 2006, at the Company's option, at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price (%)
Beginning on July 15, 2006 and ending on July 14, 2007	101.60%
Beginning on July 15, 2007 and ending on July 14, 2008	100.80%

  and 100.00% if redeemed on or after July 15, 2008. In each case, the Company will pay accrued and unpaid interest (including Contingent Interest, if any) to, but not including, the redemption date.

          The Company shall mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. If any Note selected for partial redemption is converted in part before termination of the conversion right with respect to the portion of the Note so selected, the converted portion of such Note shall be deemed (so far as may be) to be the portion selected for redemption. Notes which have been converted during a selection of Notes to be redeemed may be treated by the Trustee as outstanding for the purpose of such selection.

          If the Paying Agent holds, in accordance with the terms hereof, at 10:00 a.m., New York City time, on the applicable redemption date, money sufficient to pay the redemption price of any Notes for which notice of redemption is given, then, on such redemption date, such Notes will cease to be outstanding and interest (including Contingent Interest, if any) on such Notes will cease to accrue, whether or not such Notes are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the redemption price upon delivery of such Notes).

          In the event of any redemption, the Company will not be required to:

    •
    issue, register the transfer of or exchange any Note during a period beginning at 9:00 AM New York City time 15 days before any selection of Notes for redemption and ending at 5:00 PM New York City time on the earliest date on which the relevant notice of redemption is deemed to have been given to all Holders of Notes to be so redeemed, or

    •
    register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          (8)   The Notes shall be subject to repurchase at the option of any Holder thereof, on each Repurchase Date and upon a Change in Control (each as defined below). The Notes shall not have the benefit of any sinking fund.

            (A)    Purchase of Notes by the Company at Option of the Holder.    The Notes shall be subject to repurchase by the Company at the option of the Holder on July 15, 2008 and on July 15, 2010 (each, a "Repurchase Date"), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including Contingent Interest), if any, to, but not including, such Repurchase Date (the "Repurchase Price"), subject to the satisfaction by or on behalf of the Holder of the requirements set forth in clause (2).

              (1)   No later than 20 Business Days prior to each Repurchase Date, the Company shall mail a written notice of the repurchase right by first class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Repurchase Notice (as defined below) to be completed by the Holder and shall briefly state, as applicable:

                (a)   the date by which the Repurchase Notice must be delivered to the Paying Agent in order for a Holder to exercise the repurchase right;

                (b)   the Repurchase Date;

                (c)   the Repurchase Price;

                (d)   whether the Repurchase Price will be paid in cash or, if permitted hereunder, in shares of Common Stock, or a combination thereof and, in the case of a combination, the percentage of each;

                (e)   if the Company elects to pay the Repurchase Price in shares of Common Stock or a combination of cash and shares of Common Stock pursuant to paragraph 8(A)(3), that the number of shares of Common Stock each Holder will receive will equal the portion of the Repurchase Price to be paid in shares of Common Stock divided by 95% of the Market Price of one share of Common Stock;

                (f)    if the Company elects to pay the Repurchase Price in shares of Common Stock or a combination of cash and shares of Common Stock pursuant to paragraph 8(A)(3), the method of calculating the Market Price of the shares of Common Stock;

                (g)   that because the Market Price of the shares of Common Stock will be determined prior to the Repurchase Date, Holders of the Notes will bear the market risk that the shares of Common Stock to be received will decline in value between the date such Market Price is determined and the Repurchase Date;

                (h)   the name and address of the Paying Agent and the Conversion Agent (as defined below);

                (i)    the Conversion Rate and any adjustments thereto;

                (j)    that the Notes as to which a Repurchase Notice has been given may be converted if they are otherwise convertible pursuant to paragraph 24 only if the Repurchase Notice has been withdrawn in accordance with the terms hereof;

                (k)   that the Notes must be surrendered to the Paying Agent to collect payment;

                (l)    that the Repurchase Price for any Note as to which a Repurchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Repurchase Date and the time of surrender of such Note;

                (m)  the procedures the Holder must follow to exercise its right to require the Company to repurchase its Notes under this paragraph 8(A);

                (n)   the conversion rights, if any, of the Notes;

                (o)   the procedures for withdrawing a Repurchase Notice;

                (p)   that, unless the Company defaults in making payment of such Repurchase Price, interest (including Contingent Interest, if any), on Notes surrendered for repurchase by the Company will cease to accrue on and after the Repurchase Date; and

                (q)   the CUSIP number(s) of the Notes.

              At the Company's request, the Trustee shall give the notice of repurchase right in the Company's name and at the Company's expense; provided, however, that the Company makes such request at least three Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which such notice of repurchase right must be given to the Holder in accordance with this clause (1); provided, further, that the text of the notice of repurchase right shall be prepared by the Company.

              (2)   Purchases of Notes under this paragraph (8)(A) shall be made, at the option of the Holder thereof, upon:

                (a)   delivery to the Paying Agent by the Holder of a written notice of purchase (a "Repurchase Notice") during the period beginning at any time from 9:00 a.m., New York City time, on the date that is 20 Business Days immediately preceding the relevant Repurchase Date until 5:00 p.m., New York City time, on the Business Day immediately preceding such Repurchase Date stating:

                  (i)    the certificate number of the Note which the Holder will deliver to be purchased if Certificated Notes have been issued,

                  (ii)   the portion of the principal amount at maturity of the Note which the Holder will deliver to be purchased, which portion must be in principal amounts at maturity of $1,000 or an integral multiple thereof,

                  (iii)  that such Note shall be purchased by the Company as of the Repurchase Date pursuant to the terms and conditions specified in Paragraph 8 of the Notes, in this Officers' Certificate and in the Indenture;

                (b)   delivery of such Note to the Paying Agent prior to, on or after the Repurchase Date (together with all necessary endorsements) at the offices of the Paying Agent, such delivery being a condition to receipt by the Holder of the Repurchase Price therefor; provided, however, that such Repurchase Price shall be so paid pursuant to this paragraph 8(A) only if the Note so delivered to the Paying Agent shall conform in all respects to the description thereof in the related Repurchase Notice, as determined by the Company.

              If the Notes are not in certificated form, the Repurchase Notice must comply with applicable Depositary procedures.

              The Company shall purchase from the Holder thereof, pursuant to this paragraph 8(A), a portion of a Note, if the principal amount at maturity of such portion is $1,000 or an integral multiple of $1,000. Provisions of this Officers' Certificate and of the Indenture that apply to the purchase of all of the Notes also apply to the purchase of such portion of such Note.

              Any purchase by the Company contemplated pursuant to the provisions of this paragraph 8(A) shall be consummated by the delivery to the Paying Agent of the cash or Common Stock, as applicable, sufficient to pay the Repurchase Price to be received by the Holder promptly following the later of the Repurchase Date and the time of delivery of the Note.

              Notwithstanding anything herein to the contrary, any Holder delivering to the Paying Agent the Repurchase Notice contemplated by this paragraph 8(A) shall have the right to withdraw such Repurchase Notice at any time prior to 5:00 p.m. New York City time on the Business Day immediately preceding the Repurchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with paragraph 8(D) below.

              (3)   If Notes are to be repurchased on July 15, 2008 pursuant to this paragraph 8(A), the Repurchase Price must be paid in cash. If Notes are to be repurchased on July 15, 2010, pursuant to this paragraph 8(A), the Repurchase Price may be paid for, at the election of the Company, in cash or shares of Common Stock, or in any combination of cash and shares of Common Stock, subject to the conditions set forth below. The Company shall designate, in the notice of repurchase right delivered pursuant to clause (1) above, whether the Company will repurchase Notes for cash or, if permitted hereunder, shares of Common Stock, or, if a combination thereof, the percentages of the Repurchase Price in respect of which it will pay in cash or shares of Common Stock; provided, however, that the Company will pay cash for fractional interests in a share of Common Stock. For purposes of determining the existence of potential fractional interests, all Notes subject to repurchase by the Company held by a Holder shall be considered together (no matter how many separate certificates are to be presented). Each Holder whose Notes are repurchased pursuant to this paragraph 8(A) shall receive the same percentage of cash or, if permitted hereunder, shares of Common Stock in payment of the Repurchase Price for such Note, (i) except as provided in this clause (3) with regard to the payment of cash in lieu of fractional shares of Common Stock and (ii) in the event that the Company is unable to purchase the Notes of the Holder or Holders for shares of Common Stock because any necessary qualifications or registration of the shares of Common Stock under applicable securities laws cannot be obtained, the Company may purchase the Notes of such Holder or Holders for cash. The Company may not change its election with respect to the consideration (or components or percentages of components thereof) to be paid once the Company has given its notice of repurchase right to Holders except in the event of a failure to satisfy, prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Repurchase Date, any condition to the payment of the Repurchase Price in whole or in part, in shares of Common Stock.

              If the Company elects to pay all or a portion of the Repurchase Price of Notes in respect of which a Repurchase Notice pursuant to clause (2)(a) has been given in shares of Common Stock, the number of shares of Common Stock to be issued shall be equal to the portion of the Repurchase Price to be paid in shares of Common Stock divided by 95% of the Market Price of one share of Common Stock, subject to satisfaction of the conditions set forth in the second succeeding paragraph.

              The Company will not issue any fraction of a share of Common Stock in payment of the Repurchase Price. Instead, the Company will make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Market Price of one share of Common Stock. If a Holder elects to have more than one Note purchased, the number of shares of Common Stock shall be based on the aggregate amount of Notes to be purchased.

              The Company's right to exercise its election to repurchase Notes through the issuance of shares of Common Stock shall be conditioned upon:

                (a)   the registration of such shares of Common Stock under the Securities Act and the Exchange Act, in each case, if required;

                (b)   any qualification or registration of such shares of Common Stock under applicable state securities laws, if necessary, or the availability of an exemption from such qualification and registration;

                (c)   the listing of such shares of Common Stock on a United States national securities exchange or the quotation of such shares of Common Stock in an inter-dealer quotation system of any registered United States national securities association; and

                (d)   the receipt by the Trustee of an Officers' Certificate stating: (A) that the terms of the issuance of the shares of Common Stock are in conformity with the Indenture; (B) that the shares of Common Stock to be issued in payment of the Repurchase Price in respect of Notes have been duly authorized and, when issued and delivered pursuant to the terms of the Indenture in payment of the Repurchase Price in respect of Notes, will be validly issued, fully paid, non-assessable and free from preemptive rights; (C) that the conditions in this subparagraph (d)(A) and (d)(B) above, the conditions in subparagraphs (a)-(c) above and the condition set forth in the second succeeding paragraph regarding issuance of a press release have been satisfied in all material respects; and (D) the number of shares of Common Stock to be issued for each $1,000 principal amount of Notes and the Sale Price of a share of Common Stock on each Trading Day during the period which the Market Price is calculated; and

                (e)   the receipt by the Trustee of an Opinion of Counsel stating that: (A) the shares of Common Stock to be issued in payment of the Repurchase Price in respect of Notes have been duly authorized, and when issued and delivered pursuant to the terms of the Indenture and this Officers' Certificate in payment of the Repurchase Price in respect of Notes, will be validly issued, fully paid and non-assessable and, to the best of such counsel's knowledge, free from preemptive rights; and (B) the conditions in subparagraphs (a) through (c) above have been satisfied in all material respects.

            If the foregoing conditions are not satisfied with respect to a Holder or Holders prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Repurchase Date, and the Company has elected to repurchase the Notes pursuant to this clause (3) through the issuance of Common Stock, the Company shall pay the entire Repurchase Price of the Notes of such Holder or Holders in cash.

            Upon determination of the actual number of shares of Common Stock to be issued upon repurchase of Notes, the Company shall be required to disseminate a press release through a public medium as is customary for such a press release.

            If a Holder of a repurchased Note is paid in shares of Common Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on such issue of shares of Common Stock. However, the Holder shall pay any such tax which is due because the Holder requests the shares of Common Stock to be issued in a name other than the Holder's name. The Paying Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder's name until the Paying Agent receives a sum sufficient to pay any tax which will be due because the shares of Common Stock are to be issued in a name other than the Holder's name. Nothing contained herein shall preclude any income tax withholding required by law or regulations.

            (B)    Purchase of Notes at Option of the Holder upon a Change in Control.    If a Change in Control occurs, the Notes not previously purchased or called for redemption by the Company shall be purchased by the Company, at the option of the Holder thereof, at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest (including Contingent Interest), if any, to, but not including the Change in Control Purchase Date (the "Change in Control Purchase Price"). The date the Company shall repurchase the Notes pursuant to this clause (B) shall be 45 days after the Change in Control Notice Date (as defined below) delivered by the Company (the "Change in Control Purchase Date"), subject to satisfaction by or on behalf of the Holder of the requirements set forth in paragraph 8(B)(3).

              (1)   A "Change in Control" shall be deemed to have occurred at such time after the Notes are originally issued as either of the following events shall occur:

                (a)   any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company's Capital Stock entitling the person to exercise 50% or more of the total voting power of all shares of the Company's Capital Stock that are entitled to vote generally in elections of directors, other than an acquisition by the Company, any of its Subsidiaries or any of its employee benefit plans and other than any transaction contemplated by clause (b)(B) below of this paragraph 8(B)(1); or

                (b)   the Company merges or consolidates with or into any other person (other than a Subsidiary), any merger of another person into the Company, or the Company conveys, sells, transfers or leases all or substantially all of its assets to another person, other than any transaction: (A) that does not result in any reclassification, conversion, exchange or cancellation of the Company's outstanding shares of Common Stock, or (B) pursuant to which the holders of the Company's shares of Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of Capital Stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction, or (C) which is effected solely to change the Company's jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity.

              Notwithstanding the foregoing provisions of this paragraph 8(B), a Change in Control shall not be deemed to have occurred if all of the consideration paid for the Common Stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation otherwise constituting a Change in Control under clause (a) and/or clause (b) above of this paragraph 8(B)(1) consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National Market or its successor (or will be so traded or quoted immediately following the merger or consolidation) and as a result of the merger or consolidation the Notes become convertible into such common stock. For purposes of this paragraph 8(B), whether a Person is a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

              (2)   No later than 30 days after the occurrence of a Change in Control, the Company shall mail a written notice of the Change in Control (the "Change in Control Notice," the date of such mailing, the "Change in Control Notice Date") by first-class mail to the Trustee and to each Holder (and to beneficial owners as required by applicable law). The notice shall include a form of Change in Control Purchase Notice (defined below) to be completed by the Holder and shall state:

                (a)   briefly, the nature of the Change in Control and the date of such Change in Control;

                (b)   the date by which the Change in Control Purchase Notice pursuant to this paragraph 8(B)(2) must be given;

                (c)   the Change in Control Purchase Date;

                (d)   the Change in Control Purchase Price;

                (e)   the name and address of the Paying Agent and the Conversion Agent;

                (f)    the Conversion Rate (as defined below) applicable on the Change in Control Notice Date;

                (g)   that the Notes as to which a Change in Control Purchase Notice has been given may be converted if they are otherwise convertible pursuant to paragraph 24 below only if the Change in Control Purchase Notice has been withdrawn in accordance with the terms of this Officers' Certificate and the Indenture;

                (h)   that the Notes must be surrendered to the Paying Agent to collect payment;

                (i)    that the Change in Control Purchase Price for any Note as to which a Change in Control Purchase Notice has been duly given and not withdrawn will be paid promptly following the later of the Change in Control Purchase Date and the time of surrender of such Note;

                (j)    briefly, the procedures the Holder must follow to exercise its rights under this paragraph 8(B);

                (k)   briefly, the conversion rights, if any, of the Notes;

                (l)    the procedures for withdrawing a Change in Control Purchase Notice;

                (m)  that, unless the Company defaults in making payment of such Change in Control Purchase Price, interest (including Contingent Interest, if any) on Notes surrendered for purchase by the Company will cease to accrue on and after the Change in Control Purchase Date; and

                (n)   the CUSIP number(s) of the Notes.

              At the Company's request, the Trustee shall give the Change in Control Notice in the Company's name and at the Company's expense; provided, however, that the Company makes such request at least three Business Days (unless a shorter period shall be satisfactory to the Trustee) prior to the date by which such Change in Control Notice must be given to the Holder in accordance with this clause (2); provided, further, that the text of the Change in Control Notice shall be prepared by the Company.

              (3)   A Holder may exercise its rights specified in this paragraph 8(B) upon delivery of a written notice of purchase (a "Change in Control Purchase Notice") to the Paying Agent at any time on or prior to the 30th day after the Change in Control Notice Date, stating:

                (a)   the certificate number of the Note which the Holder will deliver to be purchased;

                (b)   the portion of the principal amount of the Note which the Holder will deliver to be purchased, which portion must be $1,000 or an integral multiple thereof;

                (c)   that such Note shall be purchased pursuant to the terms and conditions specified in Paragraph 8 of the Notes.

              If Notes are not in certificated form, the Change in Control Purchase Notice must comply with all applicable Depositary procedures.

              (4)   The delivery of such Note to the Paying Agent with the Change in Control Purchase Notice (together with all necessary endorsements) at the offices of the Paying Agent shall be a condition to the receipt by the Holder of the Change in Control Purchase Price therefor; provided, however, that such Change in Control Purchase Price shall be so paid pursuant to this paragraph 8(B) only if the Note so delivered to the Paying Agent shall conform in all respects to the description thereof set forth in the related Change in Control Purchase Notice.

              (5)   The Company shall purchase from the Holder thereof, pursuant to this paragraph 8(B), a portion of a Note if the principal amount at maturity of such portion is $1,000 or an integral multiple of $1,000. Provisions of the Indenture that apply to the purchase of all of a Note also apply to the purchase of such portion of such Note.

              (6)   Any purchase by the Company contemplated pursuant to the provisions of this paragraph 8(B) shall be consummated by the delivery to the Paying Agent of the consideration sufficient to pay the Change in Control Purchase Price to be received by the Holder following the later of the Change of Control Purchase Date and the time of delivery of the Notes to the Paying Agent.

            (C)    Effect of Repurchase Notice or Change in Control Purchase Notice.    Upon receipt by the Paying Agent of the Repurchase Notice or Change in Control Purchase Notice specified in paragraph 8(A)(2)(a) or paragraph 8(B)(3), as applicable, the Holder of the Note in respect of which such Repurchase Notice or Change in Control Purchase Notice, as the case may be, was given shall (unless such Repurchase Notice or Change in Control Purchase Notice, as the case may be, is withdrawn as specified in paragraph 8(D)) thereafter be entitled to receive solely the Repurchase Price or Change in Control Purchase Price, as the case may be, with respect to such Note. Such Repurchase Price or Change in Control Purchase Price shall be paid to such Holder, subject to receipts of funds and/or Common Stock by the Paying Agent, promptly following the later of (x) the Repurchase Date or the Change in Control Purchase Date, as the case may be, with respect to such Note (provided the conditions in paragraph 8(A)(2)(a) or paragraph 8(B)(3), as applicable, have been satisfied) and (y) the time of delivery of such Note to the Paying Agent by the Holder thereof in the manner required by paragraph 8(A)(2)(b) or paragraph 8(B)(4), as applicable. Notes in respect of which a Repurchase Notice or Change in Control Purchase Notice has been given by the Holder thereof may not be converted pursuant to paragraph 24 below on or after the date of the delivery of such Purchase Notice or Change in Control Purchase Notice unless such Purchase Notice or Change in Control Purchase Notice has first been validly withdrawn as specified in the clause (D) below.

            (D)    Withdrawal of a Repurchase Notice.    A Repurchase Notice or Change in Control Purchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the office of the Paying Agent in accordance with the Repurchase Notice or Change in Control Purchase Notice, as the case may be, at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the Repurchase Date or the Change in Control Purchase Date, as the case may be, specifying:

              (a)   the certificate number of the Note in respect of which such notice of withdrawal is being submitted if Certificated Notes have been issued,

              (b)   the principal amount of the Note with respect to which such notice of withdrawal is being submitted, and

              (c)   the principal amount, if any, of such Note which remains subject to the original Repurchase Notice or Change in Control Purchase Notice, as the case may be, and which has been or will be delivered for purchase by the Company.

            If Notes are not in certificated form, the withdrawal notice must comply with applicable Depositary procedures.

            The Paying Agent shall promptly notify the Company of the receipt by it of any Repurchase Notice or any Change in Control Purchase Notice or written notice of withdrawal thereof.

            (E)    Deposit of Repurchase Price or Change in Control Purchase Price.    Prior to 10:00 a.m. New York City time on the Repurchase Date or the Change in Control Purchase Date, as the case may be, the Company shall deposit with the Trustee or with the Paying Agent (or, if the Company or a Subsidiary or an Affiliate of any of them is acting as the Paying Agent, shall segregate and hold in trust as provided in Section 2.04 of the Indenture) an amount of cash (in immediately available funds if deposited on such Business Day) and or Common stock, if permitted hereunder, sufficient to pay the aggregate Repurchase Price or Change in Control Purchase Price, as the case may be, of all the Notes or portions thereof which are to be purchased as of the Repurchase Date or Change in Control Purchase Date, as the case may be.

            If the Paying Agent holds, in accordance with the terms hereof, at 10:00 a.m., New York City time, on the Business Day immediately following the applicable Repurchase Date or Change in Control Purchase Date, as the case may be, money and/or shares of Common Stock, if permitted hereunder, sufficient to pay the Repurchase Price or Change in Control Purchase Price, as applicable, of any Notes for which a Repurchase Notice or Change in Control Purchase Notice, as the case may be, has been tendered and not withdrawn pursuant to paragraph 8(D), then, on such Repurchase Date and Change in Control Purchase Date, as the case may be, such Notes will cease to be outstanding and interest (including, Contingent Interest, if any) on such Notes will cease to accrue, whether or not such Notes are delivered to the Paying Agent, and the rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price or Change in Control Purchase Price, as the case may be, upon delivery of such Notes).

            (F)    Notes Purchased in Part.    Any Certificated Note which is to be purchased only in part shall be surrendered at the office of the Paying Agent (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or such Holder's attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered which is not purchased.

            (G)    Covenant to Comply With Securities Laws Upon Purchase of Notes.    When complying with the provisions of this paragraph 8 (provided that such offer or purchase constitutes an "issuer tender offer" for purposes of Rule 13e-4 (which term, as used herein, includes any successor provision thereto) under the Exchange Act at the time of such offer or purchase), and subject to any exemption under applicable laws, the Company shall (i) comply with Rule 13e-4 and Rule 14e-1 (or any applicable successor provision), under the Exchange Act, (ii) file the related Schedule TO (or any successor schedule, form or report) under the Exchange Act, as applicable and (iii) otherwise comply with any applicable Federal and state securities laws so as to permit the rights and obligations under this paragraph 8 to be exercised in the time and in the manner specified in paragraphs 8(A) and 8(B). To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph 8, the Company's compliance with such laws and regulations shall not in and of itself cause a breach of its obligations under this paragraph 8.

            (H)    Repayment to the Company.    The Trustee and the Paying Agent shall return to the Company any cash or shares of Common Stock that remain unclaimed for two years, together with interest or dividends, if any, thereon, held by them for the payment of the Repurchase Price or Change in Control Purchase Price, as the case may be; provided, however, that to the extent that the aggregate amount of cash or Common Stock deposited by the Company pursuant to paragraph 8(E) above exceeds the aggregate Repurchase Price or Change in Control Purchase Price, as the case may be, of the Notes or portions thereof which the Company is obligated to purchase as of the Repurchase Date or Change in Control Purchase Date, as the case may be, then, promptly after the Business Day following the Repurchase Date or Change in Control Purchase Date, as the case may be, the Trustee shall return any such excess to the Company together with interest or dividends, if any, thereon.

            "Business Day" means any calendar day that is not a Legal Holiday.

            "Capital Stock" means for any entity means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that corporation.

            "Certificated Notes" or "Certificated Securities" means securities that are in registered definitive form.

            "Common Stock" means the Company's common stock, par value $0.01 per share.

              (9)   The Notes shall be issued in denominations of $1,000 and any integral multiple thereof. The Notes shall be issued in the form of a Global Security and the Depositary for such Global Security shall be The Depository Trust Company.

              (10)     The Trustee shall be the Registrar, Paying Agent and Conversion Agent and BNY Western Trust Company shall be the Trustee with respect to the Notes.

              (11)     Payments of the principal and interest (including Contingent Interest, if any) shall be made in United States Dollars, and the Notes shall be denominated in United States Dollars.

              (12)     The Notes shall be payable on the Maturity Date in an amount equal to the principal amount thereof plus unpaid interest (including Contingent Interest, if any) accrued to, but not including, such Maturity Date.

              (13)     (A)    Section 6.01 of the Indenture is hereby modified in its entirety with respect to the Notes as follows and all references to Events of Default in Section 6.01 in the Indenture with respect to the Notes, shall refer to the Events of Default set forth in this paragraph 13(A): The following shall be Events of Default with respect to the Notes:

                (1)   the Company defaults for 30 days in payment of any interest (including Contingent Interest, if any) when due and payable on the Notes;

                (2)   the Company defaults in payment of principal of the Notes at maturity, upon redemption, repurchase or following a Change in Control, when the same becomes due and payable;

                (3)   the Company defaults in its obligations to satisfy its conversion obligations upon exercise by the Holder of the right to convert such Note into Common Stock pursuant to and in accordance with paragraph 24, unless such default is cured within five days after written notice of default is given to the Company by the Trustee or the Holder of such Note;

                (4)   the Company or any of its Significant Subsidiaries defaults under any instrument or instruments evidencing indebtedness (other than the Notes) having an outstanding principal amount of $15,000,000 (or its equivalent in any other currency or currencies) or more that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity unless such declaration has been rescinded within 30 days;

                (5)   the Company defaults in its performance of any other covenants or agreements in respect of the Notes contained in the Indenture or the Notes for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding.

                (6)   the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law:

                  (a)   commences a voluntary case;

                  (b)   consents to the entry of an order for relief against it in an involuntary case;

                  (c)   consents to the appointment of a Custodian of it or for all or substantially all of its property; or

                  (d)   makes a general assignment for the benefit of its creditors.

                (7)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

                  (a)   is for relief against the Company or any Significant Subsidiary in an involuntary case;

                  (b)   appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of its property; or

                  (c)   orders the liquidation of the Company or any Significant Subsidiary;

            and the order or decree remains unstayed and in effect for 60 days.

            A Default under clause (4) or (5) above is not an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding notify the Company and the Trustee, of the Default and the Company does not cure such Default (and such Default is not waived) within the time specified in clause (4) or (5) above after actual receipt of such notice. Any such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default."

            "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

            "Custodian" means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

            "Default" means, when used with respect to the Notes, any event which is, or after notice or passage of time or both would be, an Event of Default.

            "Significant Subsidiaries" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X.

              (B)  The Company must give the Trustee written notice within 30 days of any Default under the Indenture that could mature into an Event of Default described in paragraph 13(A)(4) above.

              (14)     Section 6.02 of the Indenture is modified in its entirety with respect to the Notes as follows: If an Event of Default (other than an Event of Default specified in clause (6) or (7) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes at the time outstanding by notice to the Company and the Trustee, may declare the principal amount plus accrued and unpaid interest (including Contingent Interest, if any) on all the Notes to be immediately due and payable. Upon such a declaration, such accelerated amount shall be due and payable immediately.

              If an Event of Default specified in clause (6) or (7) occurs and is continuing, the principal amount plus accrued and unpaid interest (including Contingent Interest, if any) on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Noteholders.

              The Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, by notice to the Trustee (and without notice to any other Holder) may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of the principal amount plus accrued and unpaid interest (including Contingent Interest, if any) that have become due solely as a result of acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

              (15)     Holders of the Notes may pursue any remedy under the Indenture pursuant to Section 6.06 of the Indenture, except that, notwithstanding anything to the contrary in Section 6.06 of the Indenture, Holders of at least 25% in principal amount of the outstanding Notes may make a written request to the Trustee to pursue the remedy.

              (16)     The Company may amend or supplement the Indenture if the Holders of a majority in principal amount of the then outstanding Notes consent to it; provided, however,

                (A)  without the consent of the Holder of each Note, no modification may:

                  (1)   reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

                  (2)   reduce the rate of accrual of interest or modify the method for calculating interest, including Contingent Interest, or change the time for payment of interest on the Notes;

                  (3)   modify the provisions with respect to a Holder's rights upon a Change in Control in a manner adverse to the Holders of the Notes, including the Company's obligations to repurchase the Notes following a Change in Control;

                  (4)   reduce the principal amount of the Notes or change the final Maturity Date;

                  (5)   reduce the Redemption Price or Repurchase Price of the Notes or change the time at which the Notes may or must be redeemed or repurchased;

                  (6)   make payments on the Notes payable in currency other than as originally stated in the Notes;

                  (7)   impair the Holder's right to institute suit for the enforcement of any payment on the Notes;

                  (8)   make any change in the percentage of principal amount of Notes necessary to waive compliance with provisions of the Indenture or to make any change in this paragraph for modification;

                  (9)   waive a continuing Default or Event of Default regarding any payment on the Notes; or

                  (10) adversely affect the conversion or repurchase provisions of the Notes.

              Clauses (a) through (h) of Section 9.02 of the Indenture are modified in their entirety with respect to the Notes by clauses (1) through (10) above.

                (B)  the Company and the Trustee may amend or supplement the Indenture or waive any provision of it without the consent of any Holders of Notes:

                  (1)   to cure any ambiguity, omission, defect or inconsistency;

                  (2)   to provide for the assumption of the Company's obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture;

                  (3)   to provide for uncertificated Notes in addition to or in place of Certificated Notes or to provide for bearer Notes;

                  (4)   secure the Notes;

                  (5)   to comply with any requirement to effect or maintain qualification of the Indenture under the Trust Indenture Act of 1939;

                  (6)   to add covenants that would benefit the Holders of the Notes or to surrender any rights the Company has under the Indenture;

                  (7)   to add Events of Default with respect to the Notes; or

                  (8)   to make any change that does not adversely affect any outstanding Notes in any material respect.

              Clauses (a) through (g) of Section 9.01 of the Indenture are modified in their entirety with respect to the Notes by clauses (1) through (8) above.

              (17)     Holders may waive any existing or past Default or Event of Default in accordance with Section 6.04 of the Indenture; provided, however, that the Holders may not waive any Default or Event of Default: (i) described in paragraph 13(A)(1) or (ii) in respect of a provision that cannot be amended under paragraph 16(A) without the consent of each Holder.

              (18)     The Notes shall be issuable only as registered securities in permanent global forms (without coupons). Beneficial owners of interests in the Global Securities may exchange such interests for Notes of like tenor or any authorized form and denomination only in the manner provided in Section 2.06 of the Indenture. The Depository Trust Company shall be the Depositary with respect to each Global Security. The form of such Global Securities attached hereto as Exhibit A is hereby approved.

              (19)     Interest (including Contingent Interest, if any) on any Note shall be payable only to the Person in whose name that Note (or one or more predecessor Notes thereof) is registered at 5:00 p.m. New York City time, on the Regular Record Date for such interest unless as otherwise provided in paragraph 4. Such interest may be paid, at the Company's option, by transfer of funds to any account maintained by such Person in the United States.

              (20)     Article 8 of the Indenture shall be applicable to the Notes, and with respect to the covenant defeasance provided in Section 8.04 of the Indenture, the Company may also omit to comply with any term, provision or condition set forth under paragraphs 21 and 27 of this Officers' Certificate, and the failure to comply with any such provisions shall not constitute a Default or Event of Default with respect to the Notes.

              (21)     Section 5.01 of the Indenture is modified in its entirety with respect to the Notes as follows: The Company may not (x) consolidate with or merge into any other Person or sell, convey, lease or transfer its properties and assets substantially as an entirety to any other Person in any one transaction or series of related transactions, or (y) permit any Person to consolidate with or merge into the Company, unless:

                (A)  in the case of a merger or consolidation, either the Company is the surviving Person, or if the Company is not the surviving Person, the surviving Person formed by such consolidation or into which the Company is merged or the Person to which the Company's properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the Trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest on the Notes and the performance of each of the Company's other covenants under the Indenture; and

                (B)  in either case, immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

              (22)     The Notes shall not be issuable in definitive form except under the circumstances described in Section 2.13 of the Indenture.

              (23)     The Notes shall be authenticated and delivered as provided in Section 2.02 of the Indenture.

              (24) Conversion:

              (A)    Conversion Privilege.    Subject to and upon compliance with the provisions of this paragraph 24, a Holder of a Note may surrender its Notes for conversion into shares of Common Stock at the applicable Conversion Rate (as defined below) in effect on the date of conversion only as follows:

                (1)   during any Conversion Period prior to July 15, 2012, if the Sale Price of the Common Stock for at least 20 Trading Days in the 30 consecutive Trading Day period ending on the first day of such Conversion Period is more than 120% of the Conversion Price on the first day of such Conversion Period. A "Conversion Period" will be the period from and including the eleventh Trading Day in a fiscal quarter to, but not including, the eleventh Trading Day in the immediately following fiscal quarter.

                (2)   on any date after July 15, 2012 through the Business Day immediately prior to the Maturity Date, if the Sale Price of the Common Stock is more than 120% of the then-current Conversion Price. The "Conversion Price" per share of Common Stock as of any day shall equal the principal amount of the Notes divided by the applicable Conversion Rate.

                (3)   during the five consecutive Business Day period following any 10 consecutive Trading-Day period in which the average of the Trading Prices for a Note was less than 95% of the average Sale Price of the Common Stock during such 10 consecutive Trading-Day period multiplied by the applicable Conversion Rate.

                The "Trading Price" of the Notes on any date of determination means the average of the secondary market bid quotations per Note obtained by the Trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers designated by the Company, which may include any of the

        Underwriters, provided that if at least two such bids cannot reasonably be obtained by the Trustee, but one such bid can reasonably be obtained by the Trustee, this one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer or in the reasonable judgment of the Company, the bid quotations are not indicative of the secondary market value of the Notes, then the Trading Price of the Notes will equal (a) the then-applicable Conversion Rate of the Notes multiplied by (b) the Sale Price of the Common Stock on such determination date; provided that the Trustee shall not determine the Trading Price of the Notes unless requested by the Company; and provided, further, that the Company shall have no obligation to make such request unless a holder of Notes provides the Company with reasonable evidence that the Trading Price of the Note for a 10 consecutive Trading-Day period may be less than 95% of the average Sale Price of the Common Stock during such 10 consecutive Trading-Day period multiplied by the applicable Conversion Rate; and at which time, the Company shall instruct the Trustee to determine the Trading Price of the Notes for the past 15 consecutive trading-day period to determine whether the Notes are convertible pursuant to paragraph 24(A)(3).

                (4)   at any time prior to 5:00 p.m., New York City time, on the Business Day immediately preceding the redemption date, if such Note has been called for redemption pursuant to paragraph 7 hereof.

                (5)   if the Company in any 12-month period declares a dividend or distribution described in paragraph 24(F)(2), or a dividend or a distribution described in paragraph 24(F)(3) hereof where the fair market value of such dividend or distribution per share of Common Stock exceeds 10.0% of the Sale Price of a share of Common Stock as of the Business Day prior to the date of declaration for such distribution, the Notes may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall be not less than 20 days prior to the Ex-Dividend Time for such dividend or distribution and Notes may be surrendered for conversion at any time thereafter until the close of business on the Business Day prior to the Ex-Dividend Time or until the Company announces that such distribution will not take place.

                (6)   if the Company is a party to a consolidation, merger or binding share exchange, pursuant to which the all or substantially all of the shares of Common Stock would be converted into cash, securities or other property, the Notes may be surrendered for conversion at any time from and after the date which is 15 days prior to the date the Company announces as the anticipated effective time until 15 days after the actual date of such transaction.

                The Conversion Agent shall, on behalf of the Company, determine daily if the Notes are convertible as a result of the Sale Price of the Common Stock and shall notify the Company and the Trustee; provided that the Company shall provide to the Conversion Agent upon request, the Sale Price of the Common Stock.

                A Note in respect of which a Holder has delivered a Repurchase Notice or a Change in Control Purchase Notice exercising the option of such Holder to require the Company to purchase such Note may be converted only if such notice of exercise is withdrawn in accordance with paragraph 8(D).

                No adjustment to the ability of a Holder to convert shall be made if the Holder will otherwise participate in the distributions specified in clauses (5) or (6) above without conversion.

              (B)    Conversion Rate.    The number of shares of Common Stock issuable upon conversion of a Note per $1,000 of principal amount at maturity thereof (the "Conversion Rate") shall initially be 28.9184 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment in certain events described in the below. The Company shall notify the Trustee of the date on which the Notes first become convertible, which certificate shall set forth the calculations on which such determination was made. Unless and until the Trustee receives such certificate, the Trustee may assume without inquiry that the Notes are not convertible.

              (C)    Conversion Procedure.    A Holder may convert a portion of the principal amount at maturity of a Note if the portion converted is in a $1,000 principal amount at maturity or an integral multiple of $1,000. Provisions of this paragraph 24 that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

              To surrender a Note for conversion, a Holder must, in the case of a Global Security, comply with all applicable procedures of the Depositary, and in the case of a Certificated Security, (1) complete and manually sign the form of irrevocable conversion notice (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender, if the Note is in certificated form, the Certificated Note to the Conversion Agent, and in any such case, furnish appropriate endorsements and transfer documents and pay any transfer or similar taxes and all other taxes or duties, if required. The first Business Day on which the Holder satisfies all those requirements is the conversion date (the "Conversion Date").

              As soon as practicable after the Conversion Date, the Company shall deliver to the Holder, through the Conversion Agent, a certificate for the number of full shares of Common Stock issuable upon the conversion or exchange, and cash in lieu of any fractional share determined pursuant to clause (D) below (other than in the case of Holders of Notes in book-entry form with the Depositary, which shares shall be delivered in accordance with the Depositary's customary practice). The Person in whose name the certificate is registered shall be treated as a shareholder of record as of the close of business on the Conversion Date. Upon conversion of a Note in its entirety, such Person shall no longer be a Holder of such Note.

              No payment or adjustment will be made for dividends on, or other distributions with respect to, any shares of Common Stock except as provided in this paragraph 24. On conversion of a Note, that portion of accrued and unpaid cash interest, if any, through the Conversion Date with respect to the converted Note shall not be cancelled, extinguished or forfeited, but rather shall be deemed to be paid in full to the Holder thereof through delivery of the shares of Common Stock (together with the cash payment, if any, in lieu of fractional shares) for the Note being converted pursuant to the provisions hereof; and the fair market value of such shares of Common Stock (together with any such cash payment in lieu of fractional shares) shall be treated as issued, to the extent thereof, first in exchange for accrued and unpaid cash interest, if any, through the Conversion Date, and the balance, if any, of such fair market value of such shares of Common Stock (and any such cash payment) shall be treated as issued for the principal amount of the Notes, including any accrued and unpaid interest of the Note being converted pursuant to the provisions hereof. The Company will not adjust the Conversion Rate to account for accrued interest, if any. If the Holder converts more than one Note at the same time, the number of shares of Common Stock issuable upon the conversion shall be based on the total principal amount of the Notes, including any accrued and unpaid interest of the Notes converted.

              If the last day on which a Note may be converted is a Legal Holiday, the Note may be surrendered on the next succeeding day that is not a Legal Holiday; notwithstanding the forgoing, a Note may not be surrendered for conversion after the Maturity Date.

              Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note in an authorized denomination equal in principal amount at maturity to the unconverted portion of the Note surrendered.

              Except as provided in this paragraph, a converting Holder of Notes shall not be entitled to receive any accrued and unpaid interest (including Contingent Interest, if any) on any such Notes being converted. By delivery to the Holder of the number of shares of Common Stock or other consideration issuable or payable upon conversion in accordance with this paragraph 24, any accrued and unpaid interest (including Contingent Interest, if any), on such Notes will be deemed to have been paid in full. If any Notes are surrendered for conversion subsequent to the Regular Record Date preceding an Interest Payment Date but prior to such Interest Payment Date, the Holder of such Notes at 5:00 p.m. New York City time on such Record Date shall receive the interest payable on such Note on such Interest Payment Date (including Contingent Interest, if any) notwithstanding the conversion thereof. Notes surrendered for conversion during the period from 5:00 p.m. New York City time on any Record Date preceding any Interest Payment Date to 9:00 a.m. New York City time on such Interest Payment Date shall (except in the case of Notes which have been called for redemption on a Redemption Date within such period) be accompanied by payment from converting Holders, for the account of the Company, in New York Clearing House funds, or other funds of an amount equal to the interest payable on such Interest Payment Date (including Contingent Interest, if any) on the Notes being surrendered for conversion; provided, however, if the Company elects to redeem Notes on a date that is after the Regular Record Date but on or prior to the corresponding Interest Payment Date, and such Holder elects to convert those Notes, the Holder will not be required to pay the Company, at the time that Holder surrenders those Notes for conversion, the amount of interest such Holder will have received on the Interest Payment Date.

              Notwithstanding the foregoing, if the Holder is converting their Notes pursuant to clause (A)(3) above and on the Trading Day before the Conversion Date, the Sale Price of the Common Stock is greater than 100% of the Conversion Price but equal to or less than 120% of the Conversion Price the Holder shall receive, in lieu of a number of shares of Common Stock based on the applicable Conversion Rate, cash or Common Stock or a combination of cash and Common Stock, at the Company's sole option, with a value equal to the principal amount of the Note so surrendered for conversion (such conversion, a "Principal Value Conversion"). Any Common Stock to be delivered to the Holder by the Company upon a Principal Value Conversion shall be valued at 100% of the average Sale Price for the five consecutive Trading Days ending on the third Trading Day preceding such Conversion Date. The Company shall notify the Trustee and any surrendering Holder of Notes whose conversion is a Principal Value Conversion of such Principal Value Conversion by the second Trading Day following such Conversion Date and in such notice, state whether the Company shall pay to such Holder all or a portion of the principal amount of such Notes in cash, Common Stock or a combination of cash and Common Stock and, if a combination, the percentages of the principal amount in respect of which it will pay in cash or Common Stock. Subject to the satisfaction of all requirements for conversion hereunder, the Company shall use reasonable efforts to (x) pay any portion of the principal amount of Notes elected to be paid in cash by the

      Company in a Principal Value Conversion on the third Trading Day following the Conversion Date and (y) deliver any portion of the principal amount of Notes elected to be paid by the Company in Common Stock in a Principal Value Conversion on the fourth Trading Day following the Conversion Date.

              (D)    Fractional Shares.    The Company will not issue fractional shares of Common Stock upon conversion of a Note. Instead, the Company will pay cash based on the current market value of the fractional shares. The current market value of a fractional share shall be determined, to the nearest 1/1,000th of a share, by multiplying the Sale Price of the Common Stock, on the last Trading Day immediately prior to the Conversion Date, of a full share by the fractional amount and rounding the product to the nearest whole cent. Whether fractional shares are issuable upon a conversion will be determined on the basis of the total number of Notes that the Holder is then converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

              (E)    Taxes on Conversion.    If a Holder submits a Note for conversion, the Company shall pay all stamp and all other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder's name. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder's name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder's name. Nothing herein shall preclude any tax withholding required by law or regulations.

              (F)    Conversion Rate Adjustments.    The Conversion Rate shall be subject to adjustment upon the following events;

              (1)    Adjustment for Change in Common Stock.    If, after the Issue Date of the Notes, the Company:

                  (a)   pays a dividend or makes another distribution to all or substantially all holders of Common Stock payable exclusively in shares of Common Stock on Common Stock;

                  (b)   subdivides the outstanding shares of Common Stock into a greater number of shares;

                  (c)   combines the outstanding shares of Common Stock into a smaller number of shares;

                  (d)   reclassifies the outstanding shares of Common Stock; or

                  (e)   pays a dividend or makes another distribution to all holders of Common Stock consisting of rights, options or warrants to purchase Common Stock at less (or having a Conversion Price per share less) than the Current Market Price of the Common Stock on the Trading Day immediately preceding the time of announcement of such issuance (other than rights, warrants or options referred to in clause (2) below), then the conversion privilege and the Conversion Rate in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of Capital Stock of the Company which such Holder would have owned immediately following such action if such Holder had converted the Note immediately prior to such action; provided, however, that no adjustment shall be made pursuant to clause (e) if all the Holders of the Notes may participate in such dividend or distribution.

                The adjustment shall become effective immediately after the record date in the case of a dividend, distribution or subdivision and immediately after the effective date in the case of a combination or reclassification.

                If after an adjustment a Holder of a Note upon conversion of such Note may receive shares of two or more classes of Capital Stock of the Company, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class of Capital Stock as is contemplated by this paragraph 24 with respect to the Common Stock, on terms comparable to those applicable to Common Stock in this paragraph 24.

              (2)    Adjustment for Rights Issue.    If after the Issue Date of the Notes, the Company distributes any rights, options or warrants to all holders of Common Stock entitling them to purchase, for a period expiring within 60 days, shares of Common Stock at a price per share less (or having a conversion price per share less) than the then Current Market Price (as defined below) as of the Time of Determination (as defined below) (except that no adjustment will be made if Holders of the Notes may participate in the distribution on a basis and with the notice that the Company's Board of Directors determines to be fair and appropriate), the Conversion Rate shall be adjusted in accordance with the formula:

(O + N)
R' = R x
(O + (N × P)/M)

      where:
      R' = the adjusted Conversion Rate.
      R = the current Conversion Rate.
      O = the number of shares of Common Stock outstanding on the record date for the distribution to which this clause 2 is being applied.
      N = the number of additional shares of Common Stock offered pursuant to the distribution.
      P = the offering price per share of the additional shares.
      M = the Market Price

              The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants or options to which this clause (2) applies. If all of the shares of Common Stock subject to such rights, warrants or options have not been issued when such rights, warrants or options expire, then the Conversion Rate shall promptly be readjusted to the Conversion Rate which would then be in effect had the adjustment upon the issuance of such rights, warrants or options been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, warrants or options.

              No adjustment shall be made under this clause (2) if the application of the formula stated above in this clause (2) would result in a value of R' that is equal to or less than the value of R.

              (3)    Adjustment for Other Distributions.    If, after the Issue Date of the Notes, the Company distributes to all holders of its Common Stock any of its debt, securities or assets or any rights, warrants or options to purchase securities of the Company (including securities or cash, but excluding (x) distributions referred to in clause (1) above and distributions referred to in clause (2) above and (y) cash dividends or other cash distributions unless such cash dividends or other cash distributions are Extraordinary Cash Dividends) the Conversion Rate shall be adjusted, subject to the provisions of the last paragraph of this clause (3), in accordance with the formula:

R × M
R' =
(M - F)

      where:
      R' = the adjusted Conversion Rate.
      R = the current Conversion Rate.
      M = the Market Price.
      F = the fair market value (on the record date for the distribution to which this clause (3) applies) of the assets, securities, rights, warrants or options to be distributed in respect of each share of Common Stock in the distribution to which this clause (3) is being applied (including, in the case of cash dividends or other cash distributions giving rise to an adjustment, all such cash distributed concurrently).

              In the event the Company distributes shares of Capital Stock of a Subsidiary, the Conversion Rate will be adjusted, if at all, based on the market value of the Subsidiary stock so distributed relative to the market value of the shares of Common Stock, as discussed below. The Board of Directors shall determine fair market values for the purposes of this clause (3), except that in respect of a dividend or other distribution of shares of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Company (a "Spin-off"), the fair market value of the securities to be distributed shall equal the average of the daily Sale Prices of those securities for the five consecutive Trading Days commencing on and including the sixth day of trading of those securities after the effectiveness of the Spin-off. In the event, however, that an underwritten initial public offering of the securities in the Spin-off occurs simultaneously with the Spin-off, fair market value of the securities distributed in the Spin-off shall mean the initial public offering price of such securities and the Market Price shall mean the Sale Price for the Common Stock on the same Trading Day.

              The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution to which this clause (3) applies, except that an adjustment related to a Spin-off shall become effective at the earlier to occur of (i) 10 consecutive Trading Days after the effective date of the Spin-off and (ii) the initial public offering of the securities distributed in the Spin-off.

              For purposes of this clause (3), the term "Extraordinary Cash Dividend" shall mean such cash dividend or distribution if the sum of (i) any cash and the fair market value of any other consideration payable in respect of any tender offer by the Company or any of its Subsidiaries for shares of Common Stock consummated within the preceding 12 months not triggering a Conversion Rate adjustment and (ii) such cash dividend or distribution and all other all-cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a Conversion Rate adjustment, exceeds an amount equal to 10.0% of the market capitalization of the Common Stock on the Business Day immediately preceding the day on which the Company declares the distribution.

              If, upon the date prior to the Ex-Dividend Time with respect to a cash dividend on the shares of Common Stock, the aggregate amount of such cash dividend together with the amounts of all other cash dividends or cash distributions gives rise to an adjustment of the Conversion Rate pursuant to this clause (3), then such cash dividend together with all such other cash dividends or cash distributions shall, for purposes of applying the formula set forth above in this clause (3), cause the value of "F" to equal (y) the aggregate amount of such cash dividend together with the amounts of such other cash dividends or cash distributions within the preceding 12 months, minus (z) the aggregate amount of all cash dividends or cash distributions within the preceding 12 months for which a prior adjustment in the Conversion Rate was previously made.

              In the event that, with respect to any distribution to which this clause (3) would otherwise apply, the difference "M-F" as defined in the above formula is less than $1.00 or "F" is equal to or greater than "M", then the adjustment provided by this clause (3) shall not be made and in lieu thereof the provisions of clause (10) shall apply to such distribution.

              (4)    Adjustment for Company Tender Offer.    If, after the Issue Date of the Notes, the Company or any Subsidiary of the Company pays holders of the shares of Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by the Company or any of its Subsidiaries for shares of Common Stock to the extent that the offer involves aggregate consideration that, together with (i) any cash and the fair market value of any other consideration payable in respect of any tender offer by the Company or any of its Subsidiaries for shares of Common Stock consummated within the preceding 12 months not triggering a Conversion Rate adjustment and (ii) all-cash distributions to all or substantially all holders of Common Stock made within the preceding 12 months not triggering a Conversion Rate adjustment in each case, exceeds an amount equal to 10.0% of the market capitalization of the shares of Common Stock on the expiration date of the tender offer, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the effectiveness of the Conversion Rate increase contemplated by this clause (4) by a fraction of which the denominator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the "Expiration Time") multiplied by the current market value per share of Common Stock on the Trading Day on the Nasdaq National Market next succeeding the Expiration Time and the numerator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock (less any Purchased Shares) at the Expiration Time and the current market value per share of Common Stock on the Trading Day on the Nasdaq National Market next succeeding the Expiration Time, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

              (5)    When Adjustment May Be Deferred.    No adjustment in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least 1% in the Conversion Rate. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

              All calculations under this paragraph 24 shall be made to the nearest cent or to the nearest 1/1,000th of a share, as the case may be.

              (6)    When No Adjustment Required.    If the Company adopts a stockholders rights plan under which the Company issues rights providing that each share of the Common Stock issued upon conversion of the Notes at any time prior to the distribution of separate certificates representing the rights will be entitled to receive the right, then no adjustment to the Conversion Rate need be made as a result of: (i) the issuance of such rights; (ii) the distribution of separate certificates representing such rights; (iii) the exercise or redemption of such rights in accordance with any associated rights agreement; or (iv) the termination or invalidation of the rights, in each case, pursuant to any stockholders rights plan the Company may adopt from time to time.

              The applicable Conversion Rate will not be adjusted:

                (a)   upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan;

                (b)   upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of the Company; or

                (c)   upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the Notes were first issued.

              No adjustment need be made for a transaction referred to in clause (2) or clause (3) if Holders of the Notes may participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No adjustment need be made for a transaction referred to in clause (3) above if all Holders of the Notes may participate in the transaction.

              (7)    Notice of Adjustment.    Whenever the Conversion Rate is adjusted, the Company shall promptly mail to Holders a notice of the adjustment. The Company shall file with the Trustee and the Conversion Agent such notice briefly stating the facts requiring the adjustment and the manner of computing it. The certificate shall be conclusive evidence that the adjustment is correct. Neither the Trustee nor any Conversion Agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same to any Holder desiring inspection thereof.

              (8)    Voluntary Increase.    The Company from time to time may increase the Conversion Rate by any amount at any time for at least 20 Business Days, so long as the increase is irrevocable during such period. Whenever the Conversion Rate is increased, the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice of the increase. The Company shall mail the notice at least 15 days before the date the increased Conversion Rate takes effect. The notice shall state the increased Conversion Rate and the period it will be in effect. A voluntary increase of the Conversion Rate does not change or adjust the Conversion Rate otherwise in effect for purposes of clauses (1), (2) or (3).

              (9)    Notice of Certain Transactions.    If:

                (a)   the Company takes any action that would require an adjustment in the Conversion Rate pursuant to clauses (1), (2), (3) or (4) (unless no adjustment is to occur pursuant to clause (6)); or

                (b)   the Company takes any action that would require a supplemental indenture pursuant to clause (10) below; or

                (c)   there is a liquidation or dissolution of the Company;

        then the Company shall mail to Holders and file with the Trustee and the Conversion Agent a notice stating the proposed record date for a dividend, distribution or subdivision or the proposed effective date of a combination, reclassification, consolidation, merger, binding share exchange, transfer, liquidation or dissolution. The Company shall file and mail the notice at least 10 days before such date. Failure to file or mail the notice or any defect in it shall not affect the validity of the transaction.

              (10)    Reorganization of Company; Special Distributions.    If the Company is a party to a transaction subject to paragraph 21 above (other than a sale of all or substantially all of the assets of the Company in a transaction in which the holders of Common Stock immediately prior to such transaction do not receive securities, cash or other assets of the Company or any other Person) or a merger or binding share exchange which reclassifies or changes its outstanding shares of Common Stock, the Person obligated to deliver securities, cash or other assets upon conversion of Notes shall enter into a supplemental indenture. If the issuer of securities deliverable upon conversion of Notes is an Affiliate of the successor Company, that issuer shall join in the supplemental indenture.

              The supplemental indenture shall provide that the Holder of a Note may convert it into the kind and amount of securities, cash or other assets which such Holder would have received immediately after the consolidation, merger, binding share exchange or transfer if such Holder had converted the Note immediately before the effective date of the transaction, assuming (to the extent applicable) that such Holder (i) was not a constituent Person or an Affiliate of a constituent Person to such transaction; (ii) made no election with respect thereto; and (iii) was treated alike with the plurality of non-electing Holders. The supplemental indenture shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this paragraph 24. The successor Company shall mail to Holders a notice briefly describing the supplemental indenture.

              If the Company makes a distribution to all holders of its Common Stock of any of its assets, or debt securities or any rights, warrants or options to purchase securities of the Company that, but for the provisions of the last paragraph of clause (3), would otherwise result in an adjustment in the Conversion Rate pursuant to the provisions of clause (3), then, from and after the record date for determining the holders of Common Stock entitled to receive the distribution, a Holder of a Note that converts such Note in accordance with the provisions of the Indenture shall upon such conversion be entitled to receive, in addition to the shares of Common Stock into which the Note is convertible, the kind and amount of securities, cash or other assets comprising the distribution that such Holder would have received if such Holder had converted the Note immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

              (G)    Company Determination Final.    Any determination that the Company or the Board of Directors must make pursuant to clause (D), clauses (F)(1), (2), (3), (4), (5), (6), (10) and clause (H) of this paragraph 24 is conclusive, absent manifest error.

              (H)    Trustee's Adjustment Disclaimer.    The Trustee has no duty to determine when an adjustment under this paragraph 24 should be made, how it should be made or what it should be. The Trustee has no duty to determine whether a supplemental indenture under clause (F)(10) of this paragraph 24 need be entered into or whether any provisions of any supplemental indenture are correct. The Trustee shall not be accountable for and makes no representation as to the validity or value of any securities or assets issued upon conversion of Notes. The Trustee shall not be responsible for the Company's failure to comply with this paragraph 24. Each Conversion Agent shall have the same protection under this clause (H) as the Trustee.

              (I)    Simultaneous Adjustments.    In the event that this paragraph 24 requires adjustments to the Conversion Rate under more than one of clauses (1), (2) or (3) of this paragraph 24, and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of clause (1), second, the provisions of clause (3) and, third, the provisions of clause (2).

              (J)    Successive Adjustments.    After an adjustment to the Conversion Rate under this paragraph 24, any subsequent event requiring an adjustment under this paragraph 24 shall cause an adjustment to the Conversion Rate as so adjusted.

              (K)    As used herein,

              "Conversion Agent" means an office or agency where Notes may be presented for conversion.

              "Current Market Price" means the average of the daily Sale Prices per share of Common Stock for the five consecutive Trading Days selected by the Company commencing no more than 30 Trading Days before and ending at such Time of Determination. If another issuance, distribution, subdivision or combination causing an adjustment to the Conversion Rate occurs during the period applicable for calculating the Current Market Price, then the Current Market Price shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Sale Price of Common Stock during such period.

              "Issue Date" means the date on which the Note was originally issued or deemed issued as set forth on the face of the Note.

              "Market Price" means the average of the Sale Prices of the Common Stock for the twenty Trading Day period ending on the third Business Day prior to the applicable Repurchase Date (if the third Business Day prior to the applicable Repurchase Date is a Trading Day, or if not, then on the last Trading Day prior to the third Business Day).

              "Sale Price" of the Common Stock on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock then is listed, or if the Common Stock is not listed on a U.S. national or regional exchange, as reported on the National Association of Securities Dealers Automated Quotation System, or if the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System, as reported on the principal other market on which the Common Stock is then traded. In the absence of such quotations, the Board of Directors of the Company shall make a good faith determination of the Sale Price.

              "Time of Determination" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which clause (2) or (3) of this paragraph 24 applies and (ii) the day ("Ex-Dividend Time") immediately prior to the commencement of "ex" date. The term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective.

              "Trading Day" means (a) if the applicable security is listed or admitted for trading on the New York Stock Exchange, a day on which the New York Stock Exchange is open for business; (b) if the applicable security is quoted on the Nasdaq National Market, a day on which trades may be made on the Nasdaq National Market; or (c) if the applicable security is not so listed or admitted for trading on the NYSE and not so quoted on the Nasdaq National Market, a day on which the principal U.S. national or regional exchange on which the applicable security is listed or admitted for trading is open for business.

              "Underwriters" shall mean Goldman Sachs & Co., U.S. Bancorp Piper Jaffray and William Blair & Company, L.L.C.

                (25) The Notes shall constitute senior unsecured obligations of the Company.

                (26) The Company will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Trading Prices of the Notes and Sale Price of the Common Stock, any accrued interest payable on the Notes, the Conversion Rate of the Notes, amounts of Contingent Interest payments, if any, on the Notes and the projected payment schedule. The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Note. The Company shall provide to the Trustee a schedule of its calculations, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company's calculations to any Holder of the Notes upon the request of such Holder.

                (27) In the event the Company is at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, it shall continue to provide the Trustee and to each Holder, within 15 days after it would have been required to file such reports with the Commission, annual and quarterly consolidated financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission if the Company was subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required.

                (28) The Notes may also be presented for conversion at such Corporate Trust Office.

        B.    The form of the Notes attached hereto as Exhibit A is approved.

        C.    The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

        D.    Each of the undersigned has read the Indenture and the definitions relating thereto and has examined the resolutions referred to in paragraph A above and the Notes and has made such examination or investigation as is necessary to enable the undersigned to represent as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with. On the basis of the foregoing, all such conditions precedent have been complied with.

        (29) The Trustee shall not be considered in breach of or in default in its obligations hereunder or under the Indenture or progress in respect thereto in the event of enforced delay ("unavoidable delay") in the performance of such obligations due to unforeseeable causes beyond its control and without its fault or negligence, including, but not limited to, Acts of God or of the public enemy or terrorists, acts of a government, acts of the other party, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, earthquakes, explosion, mob violence, riot, inability to procure or general sabotage or rationing of labor, equipment, facilities, sources of energy, material or supplies in the open market, litigation or arbitration involving a party or others relating to zoning or other governmental action or inaction pertaining to the project, malicious mischief, condemnation, and unusually severe weather or delays of suppliers or subcontractors due to such causes or any similar event and/or occurrences beyond the control of the Trustee.

        (30) The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2003) an Officers' Certificate, stating whether or not to the knowledge of the signers thereof, the Company is in Default in the performance and observance of any of the terms, provisions and conditions of this Indenture and if the Company shall be in Default, specifying all such Defaults and the nature and status thereof of which they may have knowledge.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers' Certificate as of the 13th day of June, 2003.

GUITAR CENTER, INC., a Delaware corporation
By:

Name:	Bruce L. Ross
Title:	Executive Vice President and Chief Financial Officer
By:

Name:	Marty Albertson
Title:	President and Co-Chief Executive Officer

EXHIBIT A

[Face of Note]

        FOR PURPOSES OF SECTIONS 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS SECURITY IS A CONTINGENT PAYMENT DEBT INSTRUMENT AND WILL ACCRUE ORIGINAL ISSUE DISCOUNT AT THE ISSUER'S "COMPARABLE YIELD" FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. PURSUANT TO PARAGRAPH 6(B) OF THE OFFICER'S CERTIFICATE, THE COMPANY AGREES, AND BY ACCEPTANCE OF A BENEFICIAL OWNERSHIP INTEREST IN THE SECURITY, EACH BENEFICIAL HOLDER OF THE SECURITIES WILL BE DEEMED TO HAVE AGREED, FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, (i) TO TREAT THE NOTES AS INDEBTEDNESS THAT IS SUBJECT TO THE CONTINGENT PAYMENT DEBT INSTRUMENT REGULATIONS UNDER SECTION 1.1275-4 OF THE UNITED STATES TREASURY REGULATIONS (THE "CPDI REGULATIONS"), AND, FOR PURPOSES OF THE CPDI REGULATIONS, TO TREAT THE FAIR MARKET VALUE OF COMMON STOCK RECEIVED BY A BENEFICIAL HOLDER UPON ANY CONVERSION OF THE NOTES AS A CONTINGENT PAYMENT AND (ii) TO BE BOUND BY THE COMPANY'S DETERMINATION OF THE "COMPARABLE YIELD" AND "PROJECTED PAYMENT SCHEDULE," WITHIN THE MEANING OF THE CPDI REGULATIONS, WITH RESPECT TO THE NOTES AND TO ACCRUE ORIGINAL ISSUE DISCOUNT AT THE COMPARABLE YIELD AS DETERMINED BY THE COMPANY. THE COMPANY'S DETERMINATION OF THE "COMPARABLE YIELD" IS 8.50% PER ANNUM, COMPOUNDED SEMIANNUALLY. YOU MAY OBTAIN THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE FOR THE SECURITY BY TELEPHONING THE TRUSTEE AT (213) 630-6258 OR SUBMITTING A WRITTEN REQUEST TO THE TRUSTEE FOR SUCH INFORMATION TO: BNY WESTERN TRUST COMPANY, 700 SOUTH FLOWER STREET, SUITE 500 LOS ANGELES, CA 90017-4104, ATTENTION: SANDEE PARKS.

        UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

        TRANSFER OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

GUITAR CENTER, INC.

4.00% SENIOR CONVERTIBLE NOTES DUE JULY 15, 2013

No. 1	CUSIP: 402040 AC 3 $100,000,000

        GUITAR CENTER, INC., a Delaware corporation (hereinafter called the "Company" which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of ONE HUNDRED MILLION Dollars, on July 15, 2013.

        Interest Payment Dates: January 15 and July 15

        Record Dates: January 1 and July 1

        Reference is made to the further provisions of this Note on the reverse side, which shall, for all purposes, have the same effect as if set forth at this place.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

GUITAR CENTER, INC. a Delaware corporation
By
Name: Title:
By
Name: Title:

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the Securities described in the within-mentioned Indenture.

BNY Western Trust Company
By
Authorized Signatory

        Dated: June 13, 2003

[Reverse of Note]
4.00% SENIOR CONVERTIBLE NOTE DUE 2013

1.
Interest.

        This Note shall bear interest at a rate of 4.00% per year on the principal hereof, from June 13, 2003 or from the most recent Interest Payment Date (as defined below) to which payment has been made or duly provided for, payable semiannually in arrears on January 15 and July 15 of each year, beginning January 15, 2004 (each an "Interest Payment Date") to the persons in whose names the Notes are registered at 5:00 p.m., New York City time, on January 1 and July 1 (each a "Regular Record Date") (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. This Note shall also bear Contingent Interest in certain circumstances as specified in paragraph 5 below. The amount of interest payable for any period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year of twelve 30-day months and the days elapsed in any partial month.

        Holders of Notes at 5:00 p.m., New York City time, on a Regular Record Date will receive payment of interest, including Contingent Interest, if any, payable on the corresponding Interest Payment Date notwithstanding the conversion of such Notes at any time after 5:00 p.m., New York City time, on such Regular Record Date. Notes surrendered for conversion by a Holder during the period from 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the immediately following Interest Payment Date must be accompanied by payment of an amount equal to the interest, including Contingent Interest, if any, that the Holder is to receive on the Notes; provided, however, that no such payment need be made if the Company has specified a redemption date that is after a Regular Record Date and on or prior to the immediately following Interest Payment Date.

2.
Method of Payment.

        Payment of the principal of (and premium, if any) and any such interest (including Contingent Interest) on this Note will be made at the Corporate Trust Office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing by the Person entitled thereto as specified in the register.

3.
Paying Agent, Conversion Agent and Registrar.

        Initially, the Trustee, shall act as Paying Agent, Conversion Agent and Registrar. The Company may appoint and change any Paying Agent, Conversion Agent, Registrar or co-registrar or approve a change in the office through which any Paying Agent acts without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent, Conversion Agent, Registrar or co-registrar.

4.
Indenture.

        This Note is one of a duly authorized issue of securities of the Company, issued and to be issued in one or more series under an Indenture, dated as of June 10, 2003 (the "Original Indenture") between the Company and the Trustee, as supplemented by an Officer's Certificate, dated as of June 13, 2003 (the "Terms Certificate" and together with the Original Indenture, the "Indenture"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. Reference is hereby made to the Indenture for a statement of the respective rights thereunder of the Company, the Trustee and the Holders and the terms upon which the Notes are to be authenticated and delivered. The terms, conditions and provisions of the Notes are those stated in the Indenture, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, and those set forth in the Notes. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

        The Notes are senior unsecured obligations of the Company limited to $100,000,000 aggregate principal amount.

5.
Contingent Interest

        The Company shall pay Contingent Interest to the Holders of the Notes during any six-month period from January 15 to July 14 and from July 15 to January 14, commencing with the six-month period beginning on January 15, 2006, if the average Trading Price of a Note for the five consecutive Trading Day period immediately preceding the first day of the applicable six-month period equals or exceeds 120% of the principal amount of Note. For any six-month period in respect of which Contingent Interest is payable, the Contingent Interest payable per Note shall equal the greater of (i) 0.43% per annum of the principal amount of the Notes and (ii) 0.25% per annum of the average Trading Price of the Notes for the five Trading Day period immediately preceding such six-month period.

6.
Redemption at the Option of the Company.

        No sinking fund is provided for the Notes. The Notes shall be redeemable, in whole or in part, at any time on or after July 15, 2006, at the Company's option, at the following prices expressed as a percentage of the principal amount:

Redemption Period	Price (%)
Beginning on July 15, 2006 and ending on July 14, 2007	101.60%
Beginning on July 15, 2007 and ending on July 14, 2008	100.80%

and 100.00% if redeemed on or after July 15, 2008. In each case, the Company will pay accrued and unpaid interest (including Contingent Interest, if any), to, but not including, the redemption date.

        If the Paying Agent holds, in accordance with the terms of the Indenture, at 10:00 a.m., New York City time, on the applicable redemption date, money sufficient to pay the redemption price of any Notes for which notice of redemption is given, then, on such redemption date, such Notes will cease to be outstanding and interest (including Contingent Interest, if any) on such Notes will cease to accrue, whether or not such Notes are delivered to the Paying Agent, and the rights of Holders in respect thereof shall terminate (other than the right to receive the redemption price upon delivery of such Notes).

7.
Notice of Redemption.

        Notice of redemption at the option of the Company shall be mailed at least 30 days but not more than 60 days before a redemption date to the each Holder of Notes to be redeemed at the Holder's registered address. Notes in denominations larger than $1,000 principal amount may be redeemed in part but only in integral multiples of $1,000 principal amount.

8.
Purchase By the Company at the Option of the Holder.

        (a)   Subject to the terms and conditions of the Indenture, the Company shall become obligated to purchase, at the option of the Holder, all or any portion of the Notes held by such Holder on July 15, 2008, and on July 15, 2010 (each a "Repurchase Date"), at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including Contingent Interest), if any, to, but not including, such Repurchase Date (the "Repurchase Price").

        The Repurchase Price for repurchases on July 15, 2008 will be paid in cash. The Repurchase Price for repurchases on July 15, 2010, may be paid, at the option of the Company, in cash or by the issuance and delivery of shares of Common Stock, or in any combination thereof.

        (b)   At the option of the Holder and subject to the terms and conditions of the Indenture, the Company shall become obligated to offer to purchase the Notes held by such Holder upon a Change in Control at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest (including Contingent Interest), if any, to, but not including, such Change in Control Purchase Date (the "Change in Control Purchase Price").

        (c)   If money (and/or shares of Common Stock if permitted under the Indenture) sufficient to pay the Repurchase Price or the Change in Control Purchase Price, as the case may be, of all Notes or portions thereof to be purchased on the Repurchase Date or Change in Control Purchase Date, as the case may be, is deposited with the Paying Agent at 10:00 a.m., New York City time, on the Business Day immediately following the Repurchase Date or the Change in Control Purchase Date, as the case may be, then, on such Repurchase Date and Change in Control Purchase Date, as the case may be, whether or not the Notes are delivered to the Paying Agent, the Notes shall cease to be outstanding, interest (including Contingent Interest, if any) shall cease to accrue and all other rights of the Holders in respect thereof shall terminate (other than the right to receive the Repurchase Price or Change in Control Purchase Price, as the case may be, upon delivery of such Notes).

9.
Conversion.

        (a)   The initial Conversion Rate is 28.9184 shares of Common Stock per $1,000 principal amount at maturity, subject to adjustment in certain events described in the Indenture. A Holder that surrenders Notes for conversion will receive cash in lieu of any fractional share of Common Stock based on the Sale Price of the Common Stock of the Company on the Trading Day immediately prior to the Conversion Date.

        (b)   Subject to and in compliance with the provisions of the Indenture (including, without limitation, the conditions to conversion of this Note set forth in paragraph 24(A) of the Terms Certificate) (and subject to the Company's right to deliver cash or Common Stock or a combination of cash and Common Stock upon a Principal Value Conversion), a Holder is entitled, at such Holder's option, to convert the Holder's Note into shares of Common Stock at the applicable Conversion Rate in effect on the date of conversion.

        (c)   A Note in respect of which a Holder has delivered a Repurchase Notice or Change in Control Purchase Notice, as the case may be, exercising the right of such Holder to require the Company to repurchase such Note may be converted only if such Repurchase Notice or Change in Control Purchase Notice is withdrawn in accordance with the terms of the Indenture.

        (d)   No payment or adjustment will be made for accrued and unpaid interest (including Contingent Interest, if any) or dividends on the shares of Common Stock, except as provided in the Indenture.

        (e)   To surrender a Note for conversion, in the case of a Global Security, a Holder must comply with all applicable procedures of the Depositary, and in the case of a Certificated Security, a Holder must (1) complete and manually sign the irrevocable conversion notice below (or complete and manually sign a facsimile of such notice) and deliver such notice to the Conversion Agent, (2) surrender the Note, if certificated, to the Conversion Agent and in any such case furnish appropriate endorsements and transfer documents and pay any transfer or similar taxes and all other taxes or duties, if required.

10.
Events of Default.

        If any Event of Default other than as a result of certain events of bankruptcy, insolvency or reorganization of the Company or its Significant Subsidiaries occurs and is continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. If an Event of Default occurs as a result of certain events of bankruptcy, insolvency or reorganization of the Company or its Significant Subsidiaries, the principal of all the Notes shall become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder, all as and to the extent provided in the Indenture.

11.
Amendments and Waivers.

        Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent or affirmative vote of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes and (ii) certain Defaults may be waived with the written consent or affirmative vote of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes.

        The Company and the Trustee may amend or supplement the Indenture or waive any provision of it without the consent of any Holders of Notes: (a) to cure any ambiguity, omission, defect or inconsistency; (b) to provide for the assumption of the Company's obligations under the Indenture by a successor upon any merger, consolidation or asset transfer permitted under the Indenture; (c) to provide for uncertificated Notes in addition to or in place of Certificated Notes or to provide for bearer Notes; (d) secure the Notes; (e) to comply with any requirement to effect or maintain qualification of the Indenture under the Trust Indenture Act of 1939; (f) to add covenants that would benefit the Holders of the Notes or to surrender any rights the Company has under the Indenture; (g) to add Events of Default with respect to the Notes; or (h) to make any change that does not adversely affect any outstanding Notes in any material respect.

12.
Denominations; Transfer; Exchange.

        The Notes are in fully registered form, without coupons, in denominations of $1,000 of principal amount and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

13.
Persons Deemed Owners.

        The registered Holder of this Note may be treated as the owner of this Note for all purposes.

14.
Unclaimed Money or Securities.

        The Trustee and the Paying Agent shall return to the Company upon written request any money or securities held by them for the payment of any amount with respect to the Notes that remains unclaimed for two years, subject to applicable unclaimed property law. After return to the Company, Holders entitled to the money or securities must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person.

15.
Trustee Dealings with the Company.

        Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16.
Calculations in Respect of Securities.

        The Company will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Trading Prices of the Notes and Sale Price of the Common Stock, any accrued interest payable on the Notes, the Conversion Rate of the Notes, amounts of Contingent Interest payments, if any, on the Notes and the projected payment schedule. The Company will make these calculations in good faith and, absent manifest error, the calculations will be final and binding on Holders of the Note. The Company shall provide to the Trustee a schedule of its calculations, and the Trustee is entitled to rely upon the accuracy of such calculations without independent verification. The Trustee shall forward the Company's calculations to any Holder of the Notes upon the request of such Holder.

17.
No Recourse Against Others.

        A past, present or future director, officer, employee, stockholder or incorporator, as such, of the Company or any successor corporation shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration of issuance of the Notes.

18.
Authentication.

        This Note shall not be valid until an authorize signatory of the Trustee manually signs the Trustee's Certificate of Authentication on the other side of this Note.

19.
Abbreviations.

        Customary abbreviations may be used in the name of a Noteholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with right of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

        THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

        The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Attn: Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (We) assign and transfer this Note to

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
and irrevocably appoint ________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: ________________________	Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*

*NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

CONVERSION NOTICE

To convert this Note into shares of Common Stock of the Company, check the box ☐.
To convert only part of this Note, state the principal amount at maturity to be converted ____________
(which must be $1,000 or an integral multiple of $1,000):

If you want the stock certificate made out in another person's name, fill in the form below:

(Insert assignee's soc. sec. or tax I.D. no.)

(Print or type assignee's name, address and zip code)
Your Signature:
Date:
(Sign exactly as your name appears on the other side of this Note)
*Signature guaranteed by:
By: ____________________________________
  *
  The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

        The following exchanges of an interest in this Global Security for an interest in another Global Securities or for a Certificated Security, or exchanges of an interest in another Global Security or Certificated Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security Following Such Decrease (or Increase)	Signature of Authorized Officer of Trustee or Security Custodian

QuickLinks

  Exhibit 4.1
OFFICERS' CERTIFICATE
GUITAR CENTER, INC. 4.00% SENIOR CONVERTIBLE NOTES DUE JULY 15, 2013
SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY